UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C. 20549

                                SCHEDULE 14A

                 Proxy Statement Pursuant to Section 14(a)
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                         Stillwater Mining Company
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

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             As filed with the Commission on February 18, 2003.

                         STILLWATER MINING COMPANY

            2002 UNAUDITED YEAR-END AND FOURTH QUARTER RESULTS;
                                2003 OUTLOOK


COLUMBUS, MONTANA - STILLWATER MINING COMPANY (NYSE:SWC) announced today its unaudited results for the year ended December 31, 2002. For 2002, the Company reported net income of $31.7 million or $0.74 per share, on revenue of $275.6 million, compared to net income of $65.8 million or $1.68 per share, on revenue of $277.4 million for 2001. During the year, the Company's operations produced a total of 617,000 ounces of palladium and platinum, which included 476,000 ounces of palladium and 141,000 ounces platinum. PGM production increased 22% from 2001, but was 3.6% below the Company's September 4, 2002 revised forecast PGM production for 2002.

For the year ended December 31, 2002, the Company's combined average realized price per ounce of palladium and platinum was $454, 18% higher than the combined average market price per ounce of $384, due to the impact of the Company's long-term sales contracts and closed hedge positions. For 2002, the Company's average realized sales prices per ounce were $436 for palladium and $511 for platinum, compared to an average market price per ounce of $338 and $539, respectively. The Company's average realized sales prices per ounce for the year 2001 were $570 for palladium and $498 for platinum, compared to the average market price per ounce of $604 and $529, respectively.

The 617,000 ounces of palladium and platinum produced in 2002 compares to 504,000 ounces of palladium and platinum in 2001 (not including 22,000 ounces recovered from construction and development activities from the East Boulder Mine in 2001). Cash operating costs before royalties and taxes for 2002 were $255 per ounce, compared to $233 per ounce in 2001. Total cash costs per ounce for the year 2002 were $287, compared to $264 during the prior year. Total cash costs per ounce increased $23, primarily as a result of the inclusion of the higher East Boulder operating costs as the mine commenced commercial production and ramped up production during the year.

For the fourth quarter of 2002, the Company reported a net loss of $0.6 million or $0.01 per share, on revenue of $58.6 million, compared to net income of $4.9 million or $0.12 per share, on revenue of $59.3 million for the fourth quarter of 2001. The loss was principally the result of higher costs at the East Boulder Mine, a production shortfall at the Company's Stillwater Mine and lower PGM market prices.

For the fourth quarter of 2002, the Company's combined average realized price per ounce of palladium and platinum was $440, 24% higher than the combined average market price per ounce of $355, as a result of the impact of the Company's long-term sales contracts and closed hedge positions. During the fourth quarter of 2002, the Company's average realized sales prices were $412 per ounce for palladium and $529 per ounce for platinum, and average market prices during the same period were $285 and $587 per ounce, respectively. For the fourth quarter of 2001, the Company's average realized prices for palladium and platinum were $461 and $452 per ounce, respectively, compared with the average market price of $350 and $439 per ounce, respectively, during the same period.

During the fourth quarter of 2002, the Company produced 147,000 ounces of PGMs, which included 113,000 ounces of palladium and 34,000 ounces of platinum, compared to 134,000 ounces of palladium and platinum during the same period in 2001 (not including 13,000 ounces recovered from construction and development activities from East Boulder in the fourth quarter of 2001). Cash operating costs before royalties and taxes for the fourth quarter of 2002 were $278 per ounce, compared to $257 per ounce in 2001. Total cash costs per ounce for the fourth quarter of 2002 were $312, compared to $267 for the same period in 2001. The increase in total cash costs of $45 per ounce is due to an increase in operating costs of $21 per ounce, primarily as a result of placing the East Boulder Mine into commercial production in 2002 and a production decrease of 23,000 ounces at the Stillwater Mine. In addition royalties and taxes increased $24 per ounce, also largely due to the commencement of commercial production at East Boulder during 2002 and to an increase in the areas mined subject to royalties.

COMMENTARY

Announcing the Company's results, Stillwater Chairman and CEO, Francis R. McAllister said, "During 2002 the Company had record PGM production, put into commercial operation its East Boulder Mine, maintained ore reserves and dramatically improved its safety record. Nevertheless, these have been difficult times for Stillwater. The Company has worked hard to try to offset adverse business conditions of the past year, including a further decline in the palladium price beyond that realized in 2001 and operating disappointments at its Stillwater Mine. Although we showed positive net income for 2002, our required capital expenditures continued to erode our cash resources. At the Stillwater Mine, the Company experienced industrial relation issues affecting production in the third quarter 2002 requiring the Company to negotiate an amendment to its Credit Facility. During the fourth quarter, production was affected by several issues arising from increased Mine Safety and Health Administration (MSHA) enforcement activity. Primarily, the concerns dealt with machinery noise levels, new interpretations of standards and renewed emphasis on explosives driven by the U.S. Department of Homeland Security. The correction of conditions noted in these inspections significantly disrupted production as mining equipment was taken out of service. As a result, the Company's PGM production was 13% short of our target production for the fourth quarter. The Company sought and received the necessary waivers under its Credit Facility for the production and development shortfalls realized in the fourth quarter of 2002. Based on our ongoing capital needs and interest and principal payments required under our credit agreement, we are focused on our ongoing financial liquidity."

McAllister continued, "Our plans going forward for 2003 and beyond are driven by the three objectives, of which I have spoken before: at the corporate level, improving our capital structure; at the Stillwater Mine, changing from a production-driven to cost-driven emphasis; and at the East Boulder Mine, increasing the production profile to better realize the economic cost benefits of its design capacity. The Norilsk Nickel transaction announced by the Company in November 2002, once completed will address our capital structure. The Stillwater Mine, following an adjustment period in the first half of 2003, is expected to produce at a mine rate of 2,250 tons of ore per day, down 8% from the 2002 mining rate, and will focus on production from the offshaft higher-grade area of the mine and de-emphasize production from the Upper West area. The East Boulder Mine is expected to increase production 25% from 2002 and be mining at a rate of 1,250 tons of ore per day during 2003. Additionally, the Company is considering increasing the East Boulder production rate over the next three or four years to 1,650 tons of ore per day."

Mr. McAllister further stated, "In 2003, the Company expects PGM production to total approximately 615,000 ounces, 450,000 ounces from the Stillwater Mine and 165,000 ounces from the East Boulder Mine, at a total cash cost of $290 per ounce. The Company's capital expenditures are expected to be approximately $56 million for 2003. At this rate of production and with the necessary operating adjustments, the Company will again require amendments or waivers to its Credit Facility. The Company is currently working with its lead banks to secure such amendments or waivers and to obtain the waiver necessary to complete the Norilsk Nickel transaction."

"Our mines and ore reserves are valuable assets. We continue to believe that with added new equity resources and a modified capital structure, the Company's future will be significantly strengthened. For this reason, we strongly support the Norilsk Nickel transaction as being in the best interest of the Company and its stockholders and our discussions with our lenders are aimed at preserving our ability to consummate the Norilsk Nickel transaction." concluded Mr. McAllister.

NORILSK NICKEL TRANSACTION

During 2002, management continued to pursue strategic alternatives and on November 20, 2002, the Company and MMC Norilsk Nickel (Norilsk Nickel) signed a definitive agreement whereby MMC Norilsk Nickel, a Russian mining company, will acquire a 51% majority ownership in Stillwater through the issuance of
45.5 million newly issued shares of Stillwater common stock in exchange for $100 million cash and approximately 876,000 ounces of palladium, valued at $241 million based on the November 19, 2002, London PM fix of $275 per ounce and valued at $225 million based on the January 31, 2003 London PM fix price of $256 per ounce. Additionally, after the closing of the transaction and subject to certain conditions, Norilsk Nickel would commence a tender offer to acquire additionally up to 4.3 million Stillwater shares, 10% of the currently outstanding shares, from the public at a cash price of $7.50 per share. If completed, the tender offer would increase Norilsk Nickel's ownership in Stillwater to approximately 56%.

Norilsk Nickel and Stillwater have established accounts with J.P. Morgan Chase Bank in London, UK for the storage, evaluation and transfer of the palladium consideration in connection with the transaction. Norilsk Nickel has advised the Company that the palladium consideration, comprised of approximately 876,000 ounces of palladium has been moved to and is currently being held in London. An independent expert is in the process of verifying the purity and weight of the palladium and the palladium is there after expected to be deposited into Norilsk Nickel's account with J.P. Morgan Chase, and will remain in such account until closing, subject to certain conditions.

Within six months of the closing, Stillwater and Norilsk Nickel expect to enter into a PGM agreement, whereby Stillwater will purchase at least one million ounces of palladium annually from Norilsk Nickel. Stillwater intends that the metal received from Norilsk Nickel, as well as the metal purchased under the PGM agreement, will be sold to customers, depending upon market conditions and the ability to place the metal, pursuant to new long-term contracts.

The Company presently expects to complete the transaction with Norilsk Nickel by the end of the second quarter of 2003. The transaction is subject to a number of conditions, including the approval of Stillwater's shareholders, satisfactory amendments or waivers under the Company's Credit Facility in connection with the transaction, the completion of Hart-Scott-Rodino antitrust review and other customary approvals. The Company expects that the cash proceeds from the transaction will be used, among other things, to reduce debt.

The Company announced on January 9, 2003, that it and Norilsk Nickel received a request for additional information from the U.S. Federal Trade Commission as part of its review of mergers and acquisitions reported under the Hart-Scott-Rodino Antitrust Improvements Act. Stillwater and Norilsk Nickel are in the process of gathering information to respond to the request, and intend to comply with the request as soon as practicable.

On January 17, 2003, the Company received notice from the Committee for Foreign Investment in the United States, that no further action would be taken with respect to the transaction under the Section 721 of the Defense Production Act commonly known as the Exon-Florio Amendment.

On December 23, 2002, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (SEC), which was amended on January 31, 2003 at the request of the SEC to include additional information on Norilsk Nickel. The amended proxy statement is currently being reviewed by the Securities and Exchange Commission. The Company is planning a special meeting of its stockholders to consider the stock purchase agreement with Norilsk Nickel and will announce the date, time and place of the meeting in the definitive proxy statement.

RESULTS OF OPERATIONS

For the year 2002, revenues were $275.6 million, compared to $277.4 million for 2001, as a result of a 21% increase in ounces sold due to 22% higher production as a result of placing the East Boulder Mine into commercial production in 2002, offset by an 18% decrease in realized palladium and platinum prices.

For the year ended December 31, 2002, net cash provided by operations was $52.1 million compared to $106.8 million for 2001. The decrease of $54.7 million was primarily a result of decreased net income of $34.1 million, a decrease in non-cash expenses of $16.5 million and payments on the restructuring accrual of $3.1 million and a decrease in net operating assets and liabilities of $0.9 million.

At December 31, 2002, cash and cash equivalents had increased by $11.0 million to $25.9 million, compared with a decrease of $3.3 million to $14.9 million at December 31, 2001.

Capital expenditures primarily relating to mine development activities for 2002 were $57.2 million a decrease of $140.0 million, compared to $197.2 million in 2001. The decrease is due to a reduction of capital expenditures in accordance with the Company's optimization plan put in place after the Company suspended its expansion program in late 2001.

For the fourth quarter of 2002, revenues were $58.6 million, compared to $59.3 million for the fourth quarter of 2001. The decrease in revenues is primarily due to a 4% decrease in the Company's realized price per ounce, offset somewhat by a 3% increase in ounces sold.

Net cash provided by operations for the fourth quarter of 2002, was $6.1 million, compared to $14.5 million for the same period of 2001. The decrease of $8.4 million was primarily the result of decreased net income of $5.5 million and a decrease in non-cash expenses of $9.3 million, offset by an increase in net operating assets and liabilities of $6.3 million.

At the beginning of the fourth quarter of 2002, the Company had cash and cash equivalents of $42.2 million. During the quarter, the cash and cash equivalents balances decreased by $16.3 million to $25.9 million, as a result of capital expenditures of $17.6 million, $4.8 million used in financing activities, which were offset by $6.1 million provided by operating activities.

FINANCIAL LIQUIDITY AND CREDIT FACILITY UPDATE

The Company's liquidity is an ongoing concern of management. Despite historically achieving positive net income, the Company requires substantial funds for its necessary capital expenditures and to make the interest and principal payments under its Credit Facility. The Company's plans and operating decisions are limited by the Company's available funds. The Credit Facility consists of term loans and a revolving credit facility (the Revolving Credit Facility).

The Company is implementing a long-range operating plan, which focuses on reducing its operating and capital costs. Therefore, the Company has lowered its PGM production target to 615,000 ounces for 2003. As a result it will not likely be in compliance with its covenants under the Credit Facility at March 31, 2003. Consequently, the Company may not be able to access additional borrowings under the Revolving Credit Facility and is working with its lead banks to obtain amendments or waivers of various covenants under the Credit Facility and to obtain access to additional borrowings under the Revolving Credit Facility.

At December 31, 2002, the Company's available cash was $25.9 million and it had $186.9 million outstanding under its Credit Facility and $7.5 million outstanding as letters of credit under the Revolving Credit Facility. During 2003, the Company will be required to make $20.9 million in principal payments on the outstanding borrowings under the Credit Facility and approximately $17.3 million in interest payments. At the current low palladium price and without access to additional capital or borrowings under the Revolving Credit Facility, the Company does not believe that its cash would be sufficient to maintain its projected liquidity requirements through 2003.

In the last 12 months, the Company obtained amendments or waivers of various covenants on three occasions. Based upon its discussions with its lead banks, the Company believes that it will be able to achieve acceptable covenant relief and access to additional borrowings, although we cannot assure that we will succeed in this endeavor. Specifically, the Company is seeking access to the undrawn $17.5 million under the Revolving Credit Facility. Based upon the Company's cash projections at the current low price of palladium and taking into effect the sales contracts, with the $17.5 million revolving credit the Company should then have sufficient cash liquidity through the end of 2003, not taking into account unexpected or extraordinary events.

In the event the Company is unable to secure satisfactory covenant relief, under the terms of the credit agreement the loan could be declared in default and would be immediately due and payable. The Company's 2002 unaudited financial statements reflect the Company's belief that it will be successful in obtaining the necessary amendments or waivers of various covenants under the Credit Facility. Working capital at December 31, 2002 was $46.7 million, compared to $22.3 million at December 31, 2001. The ratio of current assets to current liabilities was 1.7 at December 31, 2002, compared to 1.4 at December 31, 2001.

ORE RESERVES

Based upon ore reserve definition drilling during 2002, the Company replaced ore reserves mined during the year at both the Stillwater and East Boulder operations. As of December 31, 2002, the Company's total proven and probable ore reserves are 41.9 million tons at a grade of 0.60 ounce per ton, containing 25.3 million ounces of palladium and platinum at a 3.5:1 ratio. During the year more than 433,000 feet of reserve definition drilling was completed, 386,000 feet at the Stillwater Mine and 47,000 feet at the East Boulder Mine.

STILLWATER MINE

At the Stillwater Mine, palladium and platinum production decreased 17% to 111,000 ounces in the fourth quarter of 2002, compared to 134,000 ounces in the fourth quarter of 2001 as a result of a 16% decrease in the combined mill head grade due to mining more tonnage from the Upper West area of the mine and having fewer high-grade stopes available in the quarter. In addition, as previously announced, operations were adversely effected by equipment not available for mining due to MSHA inspections. The Company is addressing the issues and expects production levels to stabilize in the first quarter of 2003. Mine production averaged approximately 2,140 tons of ore per day for the fourth quarter and 2,440 tons of ore per day for the year 2002. Mill throughput totaled 244,000 tons for the quarter, compared to 251,000 tons for the same period in 2001, while the combined mill head grade decreased by 16% over the same period. The decrease in mill head grade is primarily due to an increased emphasis on the Upper West portion of the mine, which provides a lower overall ore grade.

Cash costs before royalties and taxes for the fourth quarter of 2002 were $271 per ounce, compared to $257 per ounce in the fourth quarter of 2001. Total cash costs per ounce for the quarter increased $30 per ounce to $297 from $267 for the same period in 2001. The increase in total cash costs per ounce is attributed to a $14 per ounce increase in operating costs and a $16 per ounce increase in royalties and taxes due to lower production units, combined with an increase in areas mined subject to royalties.

For the full year of 2002, the mine produced 492,000 ounces of palladium and platinum compared to 504,000 ounces for 2001. The lower production was the result of a 10% decrease in the average combined mill head grade for the comparable period. Again, the lower grade is the result of an increased emphasis in the lower-grade Upper West area of the mine and lower average ore thicknesses in the offshaft areas.

For 2002, cash costs before royalties and taxes were $235 per ounce, compared to $233 per ounce in 2001. Total cash costs per ounce for the year were $263 and were comparable to total cash costs per ounce of $264 for the same period in 2001.

At the Stillwater Mine, as of December 31, 2002, proven and probable ore reserves total 19.9 million tons at a grade of 0.68 ounce per ton, containing
13.6 million ounces of palladium and platinum at a 3.4 to 1 ratio. Development during 2002 included 44,000 feet of development and 417,000 feet of total diamond drilling completed during the year. As a result the contained ounces in the Stillwater Mine's proven and probable ore reserve increased 1% from year-end 2001.

For 2003, the Company expects the Stillwater Mine to produce approximately 450,000 ounces of palladium and platinum from mining ore at an average rate of 2,250 tons of ore per day. During the first half of 2003, the ore grade is expected to increase as the mine adjusts production areas and increases production from the offshaft area and reduces production from the Upper West area of the mine. Thus production will be lower in the first half of the year and increase in the second half. Total cash costs are expected to be $270 per ounce while capital expenditures are expected to be $42 million.

                               EAST BOULDER MINE

During the fourth quarter of 2002, the East Boulder Mine produced 36,000 ounces of palladium and platinum from mining at an average of approximately 1,000 tons of ore per day bringing PGM production to 125,000 ounces for the year. A total of 101,000 tons of ore was milled in the fourth quarter at an average combined grade of 0.41 ounce per ton an 8% increase in grade from the third quarter of 2002.

Cash operating costs before royalties and taxes in the fourth quarter were $303 per ounce, a $45 decrease from $348 per ounce in the third quarter of 2002. Cash costs per ounce still reflect the fact that the East Boulder Mine continues to process both ore and lower grade reef enhancement material.

Proven and probable ore reserves at East Boulder increased 2% to a total of
22.0 million tons at a grade of 0.53 ounce per ton, containing 11.7 million ounces of palladium and platinum at a 3.7 to 1 ratio at December 31, 2002. The proven and probable ore reserve increase is due to the underground development and diamond drilling activities during 2002 that increased proven ore reserves and expanded the probable ore reserve area. The proven ore reserves increased 22% to 648,000 tons at an average grade of 0.48 ounce per ton containing 308,000 ounces of PGMs from the prior year.

At East Boulder for 2003, the mine is expected to operate at a rate of 1,250 ore tons per day, mine and mill approximately 460,000 tons and produce about 165,000 ounces of PGMs at an expected cash cost before royalties and taxes of $300 per ounce. Capital expenditures for 2003 are expected to be $13 million.

The Company is planning to ramp up the production rate at the East Boulder Mine to 1,650 ore tons per day over a period of time which, will require additional capital expenditures of approximately $7.7 million. During the ramp up, the development will increase the mine's ability to mine selectively to enhance mill feed grade, increase proven ore reserves and fully develop it to produce at a steady state of 1,650 ore tons per day.

METAL MARKETS

During the fourth quarter of 2002, palladium traded as high as $322 per ounce and as low as $222 per ounce and the average market price was $285 per ounce in the fourth quarter, while platinum traded as high as $607 per ounce and as low as $557 per ounce and the average market price was $587 per ounce.

The combined average market price per ounce of palladium and platinum for the fourth quarter of 2002 was $355, compared to $371 for the fourth quarter of 2001. For the year ended December 31, 2002, the combined average market price for the two metals was $384 per ounce compared to $586 per ounce for the same period in 2001.

                              __________________

Stillwater Mining Company will host its a conference call at 12 noon EST on February 18, 2002 to discuss the results. The conference call dial-in number is (888) 276-0010 (US) (612) 332-0228 (International). The conference call will be simultaneously Web cast on the Internet via the Company's Web site at www.stillwatermining.com. To access the conference call on the Company's Web site go to the Investor Relations Section under Management Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's Web site or by a telephone replay, dial-in number (800) 475-6701 (US) and (320) 365-3844 (International) and the access code is 674083, for a limited time.

                           _________________________

Stillwater Mining Company is the only U.S. producer of palladium and platinum. and is the largest primary producer of platinum group metals outside of South Africa. The Company is traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

                           _________________________

This news release is not a proxy statement. On January 31, 2003, the Company filed an amended preliminary proxy statement in connection with the solicitation of proxies relating to the proposed transaction. Stockholders of the Company will receive a definitive proxy statement and a proxy card in connection with the solicitation. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission's website (http://www.sec.gov) or by request by contacting the Company's proxy solicitors, MacKenzie Partners, Inc. at 105 Madison Avenue, New York, New York 10016, Tel.: 1-800-322-2885 or (212) 929-5500.

The Company and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed transaction with Norilsk Nickel. The participants in such solicitation may include the Company's executive officers and directors, none of whom own in excess of 1% of the Company's common stock. Further information regarding persons who may be deemed participants is available in the Company's amended preliminary proxy statement filed with the Securities and Exchange Commission on January 31, 2003.

                              __________________

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking and, therefore, involve uncertainties or risks that could cause actual results to differ materially from projected results. Such forward-looking statements include comments regarding achieving production goals, supply and demand and market prices for palladium and platinum and the potential effect of lower prices. Factors that could cause actual results to differ materially include price volatility of palladium and platinum, the operational and financial difficulties of commencing and sustaining commercial operations at a new mine, risk of cost overruns, inaccurate forecasts, problems with productivity, unexpected events during expansion or development, fluctuations in ore grade, tons mined, crushed or milled, economic and political events affecting supply and demand for platinum and palladium, ability to access bank or other financing, economic developments affecting the capital markets, dependence on a few customers, labor difficulties, inadequate insurance coverage, government regulations, property title uncertainty, amounts and prices of the Company's forward metals sales under hedging and supply contracts, complexity of processing platinum group metals, difficulty of estimating reserves accurately, geological, technical, mining or processing problems, and availability and cost of electricity. These and other factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" contained in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Descriptions of events relating to the palladium and platinum markets are not intended to be complete, and readers are advised to obtain their own information and advice regarding commodities markets. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company

                                         Proven and Probable Ore Reserves*

                                                 December 31, 2002

                                                    Tons       Oz/Ton    Contained Ounces
                                                   (000)      Pd + Pt        (000)
-----------------------------------------------------------------------------------------
Stillwater Mine
   Proven Reserves                                 2,490         0.71        1,777
   Probable Reserves                              17,443         0.68       11,803
                                                  ------         ----       ------

          Total Stillwater Mine                   19,933         0.68       13,580
                                                  ------         ----       ------
East Boulder Mine
   Proven Reserves                                   648         0.48          308
   Probable Reserves                              21,359         0.53       11,386
                                                  ------         ----       ------
          Total East Boulder Mine                 22,007         0.53       11,694
          Total Proven and Probable               41,940         0.60       25,273
                                                  ======         ====       ======


* Based on a combined palladium and platinum price of $365 per ounce



                        Mineralized J-M Reef Material**
                               December 31, 2002

                                                     Tons              Oz/Ton
                                                     (000)             Pd + Pt
                                                   -------             -------
Stillwater Mine
   Mineralized J-M Reef Material                    68,800                0.53
East Boulder Mine
   Mineralized J-M- Reef Material                   65,100                0.49
                                                   -------             -------
          Total Mineralized Material               133,900                0.51
                                                   =======             =======


** A mineralized body which has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metals. Such a deposit does not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility.



Stillwater Mining Company                                     Three months ended                      Year ended
Key Factors (Unaudited)                                          December 31,                        December 31,
                                                       --------------------------------- --- ------------------------------
                                                               2002                2001             2002              2001
                                                       -------------     ---------------    -------------     -------------
                 OPERATING DATA (1)
Consolidated:
Ounces produced (000)
     Palladium                                                  113                 113              476               405
     Platinum                                                    34                  34              141               121
                                                       -------------     ---------------    -------------     -------------
         Total                                                  147                 147              617               526

Tons mined (000)                                                290                 244            1,247               825
Tons milled (000)                                               292                 285            1,257               914
Mill head grade (ounce per ton)                                0.55                0.58             0.54              0.63

Sub-grade tons milled (000)                                      53                  10              120                83
Sub-grade mill head grade (ounce per ton)                      0.13                0.20             0.15              0.21

Total tons milled (000)                                         345                 295            1,377               997
Combined mill head grade (ounce per ton)                       0.48                0.57             0.51              0.59
Total mill recovery (%)                                          90                  89               90                90

Stillwater Mine:
Ounces produced (000)
     Palladium                                                   85                 103              379               388
     Platinum                                                    26                  31              113               116
                                                       -------------     ---------------    -------------     -------------
         Total                                                  111                 134              492               504

Tons mined (000)                                                197                 244              891               825
Tons milled (000)                                               199                 241              892               829
Mill head grade (ounce per ton)                                0.60                0.62             0.60              0.66

Sub-grade tons milled (000)                                      45                  10               96                83
Sub-grade mill head grade (ounce per ton)                      0.12                0.20             0.13              0.21

Total tons milled (000)                                         244                 251              988               912
Combined mill head grade (ounce per ton)                       0.51                0.61             0.56              0.62
Total mill recovery (%)                                          90                  90               90                90

East Boulder Mine: (1)
Ounces produced (000)
     Palladium                                                   28                  10               97                17
     Platinum                                                     8                   3               28                 5
                                                       -------------     ---------------    -------------     -------------
         Total                                                   36                  13              125                22

Tons mined (000)                                                 93                   -              356                 -
Tons milled (000)                                                93                  44              365                85
Mill head grade (ounce per ton)                                0.42                0.34             0.39              0.31

Sub-grade tons milled (000)                                       8                  -                24                 -
Sub-grade mill head grade (ounce per ton)                      0.22                   -             0.20                 -

Total tons milled (000)                                         101                  44              389                85
Combined mill head grade (ounce per ton)                       0.41                0.34             0.37              0.31
Total mill recovery (%)                                          88                  88               87                86

(1)    The development ounces recovered and tons milled at the East Boulder Mine in 2001 were generated from construction and development activities. Proceeds of $7.1 million generated from the ounces during 2001 were credited to capitalized mine development in 2001.




Stillwater Mining Company                                     Three months ended                      Year ended
Key Factors continued (Unaudited)                                December 31,                        December 31,
                                                       --------------------------------- --- ------------------------------
                                                               2002                2001             2002              2001
                                                       -------------     ---------------    -------------     -------------
                SALES AND PRICE DATA
Ounces sold (000)
     Palladium                                               102                99                469               391
     Platinum                                                 32                31                143               114
                                                       -------------     ---------------    -------------     -------------
         Total                                               134               130                612               505

Average realized price per ounce (1)
     Palladium                                          $    412          $    461           $    436          $    570
     Platinum                                                529               452                511               498
     Combined                                                440               459                454               554

Average market price per ounce (1)
     Palladium                                          $    285          $    350           $    338          $    604
     Platinum                                                587               439                539               529
     Combined                                                355               371                384               586

COST DATA
 Consolidated:
     PER TON MILLED (2)
     Cash operating costs                              $     119         $     137          $     115         $     129
     Royalties and taxes                                      15                 5                 14                17
                                                       -------------     ---------------    -------------     -------------
     Total cash costs                                  $     134         $     142          $     129         $     146
                Depreciation and amortization                 27                27                 28                26
                                                       -------------     ---------------    -------------     -------------
                Total production costs                 $     161         $     169          $     157         $     172
                                                       =============     ===============    =============     =============

     PER OUNCE PRODUCED (2)
     Cash operating costs                              $     278         $     257          $     255         $     233
     Royalties and taxes                                      34                10                 32                31
                                                       -------------     ---------------    -------------     -------------
     Total cash costs                                  $     312         $     267          $     287         $     264
                Depreciation and amortization                 64                49                 64                47
                                                       -------------     ---------------    -------------     -------------
                Total production costs                 $     376         $     316          $     351         $     311
                                                       =============     ===============    =============     =============

 Stillwater Mine:
     PER TON MILLED (2)
     Cash operating costs                              $     123         $     137          $     117         $     129
     Royalties and taxes                                      12                 5                 14                17
                                                       -------------     ---------------    -------------     -------------
     Total cash costs                                  $     135         $     142          $     131         $     146
                Depreciation and amortization                 26                27                 27                26
                                                       -------------     ---------------    -------------     -------------
                Total production costs                 $     161         $     169          $     158         $     172
                                                       =============     ===============    =============     =============

     PER OUNCE PRODUCED (2)
     Cash operating costs                              $     271         $     257          $     235         $     233
     Royalties and taxes                                      26                10                 28                31
                                                       -------------     ---------------    -------------     -------------
     Total cash costs                                  $     297         $     267          $     263         $     264
                Depreciation and amortization                 57                49                 55                47
                                                       -------------     ---------------    -------------     -------------
                Total production costs                 $     354         $     316          $     318         $     311
                                                       =============     ===============    =============     =============

(1)    Stillwater Mining reports a combined average realized and market price of palladium and platinum at the same ratio as ounces are produced from the refinery. The Company's average realized price represents revenues which include the impact of contract floor and ceiling prices and hedging gains and losses realized on commodity instruments and exclude contract discounts divided by ounces sold. The average market price represents the average London PM Fix for the actual months of the period.

(2)    Income taxes, corporate general and administrative expense and interest income and expense are not included in total cash costs or total production costs.


Stillwater Mining Company
Key Factors (continued)
(Unaudited)
                                                              Three months ended                   Year ended
                                                                 December 31,                     December 31,
                                                          ----------------------------     ----------------------------
                                                             2002            2001             2002            2001
                                                          ------------    ------------     ------------    ------------
COST DATA (Continued)
 East Boulder Mine:
     PER TON MILLED (3)
     Cash operating costs                                 $     108       $      -         $     108       $      -
     Royalties and taxes                                         20              -                15              -
                                                          ------------    ------------     ------------    ------------
     Total cash costs                                     $     128       $      -         $     123       $      -
                  Depreciation and amortization                  31              -                31              -
                                                                                           ------------    ------------
                                                          ------------    ------------
                  Total production costs                  $     159       $      -         $     154       $      -
                                                          ============    ============     ============    ============

     PER OUNCE PRODUCED (3)
     Cash operating costs                                 $     303       $      -         $     335       $      -
     Royalties and taxes                                         57              -                46              -
                                                          ------------    ------------     ------------    ------------
     Total cash costs                                     $     360       $      -         $     381       $      -
                  Depreciation and amortization                  86              -                97              -
                                                          ------------    ------------     ------------    ------------
                  Total production costs                  $     446       $      -         $     478       $      -
                                                          ============    ============     ============    ============

(3)    Income taxes, corporate general and administrative expense and interest income and expense are not included in total cash costs or total production costs.


Stillwater Mining Company
Consolidated Balance Sheet
(Unaudited)
(in thousands, except share and per share amounts)
                                                                                   December 31,                December 31,
                                                                                       2002                        2001
                                                                                       ----                        ----
                                   ASSETS
     Current assets
         Cash and cash equivalents                                             $      25,913                $      14,911

         Restricted cash equivalents                                                   2,250                            -
         Inventories                                                                  52,058                       42,944
         Accounts receivable                                                          18,647                       21,773
         Deferred income taxes                                                         5,779                        1,417
         Other current assets                                                          7,828                        4,745
                                                                               -------------                -------------
              Total current assets                                                   112,475                       85,790

     Property, plant and equipment, net                                              794,019                      774,036
     Other noncurrent assets                                                           7,720                        8,395
                                                                               -------------                -------------

              Total assets                                                     $     914,214                $     868,221
                                                                               =============                =============

                    LIABILITIES and SHAREHOLDERS' EQUITY
     Current liabilities
         Accounts payable                                                      $      14,310                $      21,539

         Accrued payroll and benefits                                                 10,071                       10,630

         Property, production and franchise taxes payable                             10,998                        7,768
         Current portion of long-term debt and capital lease
              Obligations                                                             21,461                        9,008
         Accrued restructuring costs                                                   1,926                       10,974
         Other current liabilities                                                     7,017                        3,588
                                                                               -------------                 -------------
              Total current liabilities                                               65,783                       63,507

     Long-term debt and capital lease obligations                                    198,866                      246,803
     Deferred income taxes                                                            80,615                       71,887
     Other noncurrent liabilities                                                      9,736                       10,901
                                                                               -------------                 ------------
              Total liabilities                                                      355,000                      393,098
                                                                               -------------                 ------------

     Shareholders' equity
         Preferred stock, $0.01 par value, 1,000,000 shares
              authorized; none issued                                                      -                            -
         Common stock, $0.01 par value, 100,000,000 shares
              authorized; 43,587,107 and 38,771,377 shares
                  issued and outstanding                                                 436                          388
         Paid-in capital                                                             351,605                      291,182
         Retained earnings                                                           209,504                      177,820
         Accumulated other comprehensive income (loss)                                (1,405)                       5,733
         Unearned compensation - restricted stock awards                                (926)                           -
                                                                               -------------                -------------
              Total shareholders' equity                                             559,214                      475,123
                                                                               -------------                -------------

              Total liabilities and shareholders' equity                       $     914,214                $     868,221
                                                                               =============                =============





Stillwater Mining Company
Consolidated Statement of Operations and Comprehensive Income
(Unaudited)
(in thousands, except per share amounts)
                                                                    Three months ended                  Year ended
                                                                        December 31,                    December 31,
                                                            --------------------------------    -----------------------------
                                                                 2002              2001             2002              2001
                                                            ---------------    -------------    -------------    ------------

Revenues                                                    $    58,645        $    59,320      $   275,599      $   277,381

Costs and expenses
    Cost of metals sold                                          40,987             33,614          171,015          134,430
    Depreciation and amortization                                 9,336              6,551           38,990           23,722
                                                            ---------------    -------------    -------------    ---------------
       Total cost of revenues                                    50,323             40,165          210,005          158,152

    General and administrative expenses                           3,627              6,437           14,205           22,342
    Restructuring costs, net                                          -             10,974           (5,938)          10,974
    Legal settlement                                                  -                  -                -            1,684
                                                            ---------------    -------------    -------------    ---------------
       Total costs and expenses                                  53,950             57,576          218,272          193,152
                                                            ---------------    -------------    -------------    ---------------

Operating income                                                  4,695              1,744           57,327           84,229

Other income (expense)
    Interest income                                                 159                181              903            1,900
    Interest expense, net of capitalized interest of
        $0, $4,373, $0 and $17,806                               (5,023)                 -          (17,601)              -
                                                            ---------------    -------------    -------------    ---------------

Income (loss) before income taxes                                  (169)             1,925           40,629           86,129

Income tax (provision) benefit                                     (431)             2,925           (8,945)         (20,325)
                                                            ---------------    -------------    -------------    ---------------

Net income (loss)                                           $      (600)       $     4,850      $    31,684      $    65,804
                                                            ---------------    -------------    -------------    ---------------

Other comprehensive income (loss), net of tax                    (1,047)            (2,933)          (7,139)          12,872
                                                            ---------------    -------------    -------------    ---------------

Comprehensive income (loss)                                 $    (1,647)       $     1,917      $    24,545      $   78,676
                                                            ===============    =============    =============    ===============

Earnings (loss) per share
        Basic                                                     (0.01)              0.13             0.74             1.70
        Diluted                                                   (0.01)              0.12             0.74             1.68


Weighted average common shares outstanding
       Basic                                                     43,450             38,766           42,900           38,732
       Diluted                                                   43,484             38,976           43,004           39,214


                                                               Three Months ended                      Year ended
                                                                  December 31,                        December 31,
                                                               ------------------                     ------------
                                                             2002             2001              2002              2001
                                                             ----             ----              ----              ----

Cash flows from operating activities
Net income (loss)                                       $      (600)      $     4,850       $    31,684       $    65,804

Adjustments to reconcile net income to net cash
Provided by operating activities:
     Depreciation and amortization                            9,336             6,551            38,990            23,722
     Deferred income taxes                                      (25)            1,926             4,453            23,844
     Restructuring costs, net                                     -            10,974            (5,938)           10,974
     Cash paid on accrued restructuring costs                  (140)                -            (3,110)                -
     Stock issued to employee benefit plans                     859                 -             3,407                 -
     Amortization of debt issuance costs                        345               196             1,104               422
     Amortization of restricted stock compensation                -                 -               464                 -

Changes in operating assets and liabilities:
     Inventories                                             (5,560)           (3,864)           (9,114)             (319)
     Accounts receivable                                      4,884            (1,770)            3,126           (21,773)
     Accounts payable                                           421            (5,001)           (7,229)             (171)
     Restricted cash                                         (2,250)                -            (2,250)                -
     Other                                                   (1,196)              596            (3,449)            4,289
                                                        -----------       -----------       -----------       -----------

Net cash provided by operating activities                     6,074            14,458            52,138           106,792
                                                        -----------       -----------       -----------       -----------

Cash flows from investing activities
     Capital expenditures                                   (17,562)          (40,849)          (57,169)         (197,155)
     Proceeds from sale/leaseback transactions                    -             1,507             1,282             1,507
                                                        -----------       -----------       -----------       -----------

Net cash used in investing activities                       (17,562)          (39,342)          (55,887)         (195,648)
                                                        -----------       -----------       -----------       -----------

Cash flows before financing activities                      (11,488)          (24,884)           (3,749)          (88,856)
                                                        -----------       -----------       -----------       -----------

Cash flows from financing activities
     Payments on long-term debt and capital lease
         Obligations                                         (2,096)          (26,191)          (38,570)         (153,431)
     Issuance of common stock, net of issue costs                 -               256            56,047             2,059
     Payments for debt issuance costs                        (1,613)           (1,165)           (1,613)           (5,111)
     Net metals repurchase agreement transactions                 -                 -                 -            (9,386)
     Issuance of long-term debt                                   -            50,041                 -           252,652
     Other                                                   (1,113)           (1,049)           (1,113)           (1,235)
                                                        -----------       -----------       -----------       -----------

Net cash provided (used) by financing activities             (4,822)           21,892            14,751            85,548
                                                        -----------       -----------       -----------       -----------

Cash and cash equivalents
     Net increase (decrease)                                (16,310)           (2,992)           11,002            (3,308)
     Balance at beginning of period                          42,223            17,903            14,911            18,219
                                                        -----------       -----------       -----------       -----------

Balance at end of period                                $    25,913       $    14,911       $    25,913       $    14,911
                                                        ===========       ===========       ===========       ===========